EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105706, 333-34092 and 333-157372 of The Hartford Financial Services Group, Inc. and its subsidiaries on Form S-8 of our report dated June 28, 2013, appearing in this Annual Report on Form 11-K of The Hartford Investment and Savings Plan for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

June 28, 2013